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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                                LENDINGTREE, INC.
                                       AND
                                DOUGLAS R. LEBDA

                  This Employment Agreement (this "Agreement") is made and entered into this 2nd day of September, 1999 (the "Effective Date"), between LendingTree, Inc, a Delaware corporation, (the "Company") and Douglas R. Lebda (the "Executive") residing at 9313 Olivia Lane, Charlotte, North Carolina 28277.

                                   WITNESSETH:

          In consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.       DEFINITIONS

         The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

         "Base Salary" shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

         "Board" shall mean the Board of Directors of the Company,

         "Bad Performance" shall mean the Executive's continuing poor performance of his duties to the Company, as determined, in their absolute discretion, by at least two-thirds of the members of the Board who are not also members of the Company's senior management; provided, however, that the Executive's performance shall not be deemed to
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constitute Bad Performance for purposes of this Agreement unless (i) the
Executive shall have received written notice of any such determination of the existence of such poor performance, which notice shall identify the poor performance that has been determined to exist, (ii) the Executive shall have been given at least thirty (30) days following such notice to improve his performance and (iii) following the expiration of such period, at least two-thirds of the members of the Board who are not also members of the Company's senior management shall have determined, in their absolute discretion, that the Executive has failed to remedy the poor performance identified in such notice.

         "Cause" shall mean the Executive's (a) commission of an act of fraud, theft or embezzlement or other similar willful misconduct; (b) conviction of (or pleas of nolo contendere with respect to) a felony or other crime involving moral turpitude; (c) a serious neglect of his material duties or failure to perform his material obligations under this Agreement, or (d) refusal to follow lawful directives of the Board, provided however, that the Company shall give the Executive written notice specifying any actions alleged to constitute Cause under clauses (c) or (d), and the Executive shall have 30 days from the date of receipt of the Company's written notice in which to cure any such alleged Cause.

         "Employment Term" shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive's termination of employment with the Company.

         "Expiration Date" shall have the meaning ascribed to such term in
Section 2.

         "Good Reason" shall mean (a) a material reduction in the nature of the Executive's duties and responsibilities without the Executive's consent, or (b) a material breach of any


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provision hereof by the Company; provided however that the Executive shall give the Company written notice specifying actions alleged to constitute Good Reason and the Company shall have 30 days from the date of receipt of the Executive's written notice in which to cure any such alleged Good Reason.

        "Merger Event" shall mean the termination of the Executive's employment with the Company due to any merger, acquisition, share exchange, consolidation or other reorganization or business combination, regardless of whether the Company is the surviving or continuing entity, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer.

         "Qualified IPO" shall mean an underwritten public offering of common stock of the Company by a nationally recognized underwriter pursuant to a registration statement under the Securities Act of 1933, as amended, where both
(i) the proceeds to the Company (prior to deducting any underwriters' discounts and commissions) equal or exceed Thirty-Five Million Dollars ($35,000,000) and
(ii) the initial price per share at which such common stock is sold to the public in such offering is at least $15.00 (subject to equitable adjustments for stock splits, stock combinations, recapitalizations and similar occurrences).

         "Termination of Employment" shall mean the first to occur of the following events:

                  (a) the date of death of the Executive;

                  (b) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment without Cause;


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                  (c) the effective date specified in the Company's written
         notice to the Executive of the Company's termination of his employment for Cause;

                  (d) the effective date specified in the Company's written notice to the Executive of the Company's termination of his employment for Bad Performance;

                  (e) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment for Good Reason;

                  (f) the effective date specified in the Executive's written notice to the Company of the Executive's termination of his employment without Good Reason;

                  (g) the occurrence of the Expiration Date; and

                  (h) the last day of the Executive's employment with the Company due to a Merger Event.

                  "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause (but such term shall not include termination by the Company of the Executive's employment due to Bad Performance).

2.       EMPLOYMENT

                  The Executive's Employment Term shall become effective and begin as of the Effective Date, and shall continue until the close of business on the fourth (4th) anniversary of the Effective Date (the "Expiration Date"), unless the Executive's employ-

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ment is earlier terminated pursuant to a Termination of Employment. The
Executive will serve the Company subject to the general supervision, advice and direction of the Board and upon the terms and conditions set forth in this Agreement.

3.       TITLE AND DUTIES

                  (a) The Executive's job title shall be Chief Executive Officer of the Company. During the Employment Term, the Executive shall perform such services and duties as the Board may from time to time designate consistent with such position, including, without limitation, general charge of the Company's business, subject to the direction and control of the Board. Throughout the Employment Term, the Company shall also nominate the Executive to serve as a member of the Board and upon such nomination Executive shall agree to so serve.

                  (b) The Executive shall report to the Board. All senior officers of the Company shall report directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of other senior officers of the Company, and shall from time to time advise the Board of his recommendations for any adjustments to the salaries of and bonus payments to such officers. The Executive shall, subject to discussion with and approval by the Board, have the authority to enter into employment contracts on behalf of the Company with other executives of the Company. The Executive initially shall be based in Charlotte, North Carolina.

                  (c) The Executive shall devote his full time, attention and energies to the business affairs of the Company as may be reasonably necessary for the discharge of his duties as Chief Executive Officer, provided, however, the Executive may engage in

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reasonable investment and other personal activities that do not interfere with the Executive's obligations hereunder. By way of example, such activities may include, but are not limited to serving on the Boards of Directors of not-for-profit agencies, associations and organizations or managing personal investment activities, and continuing to serve on the Board of Advisors of the particular entity on which he currently serves, in each case so long as such activities do not interfere with the Employee's obligations hereunder. In addition, the Executive may engage in such other activities that from time to time are approved by the Board.

4.       COMPENSATION AND BENEFITS

                  (a) Base Salary. During the Employment Term, the Company shall pay the Executive, in installments according to the Company's regular payroll practice, Base Salary at the annual rate of not less than Two Hundred Thousand Dollars ($200,000).

                  (b) Bonus. The Executive shall be entitled to participate in any senior executive bonus plan or arrangement from time to time may be established and maintained by the Board. The Executive's bonus for any fiscal year under any such bonus, plan or arrangement shall be between 0% and 50% of his Base Salary, with a target bonus equal to 25% of his Base Salary, the receipt of which shall be dependent upon the satisfaction of such Company performance standards and individual performance standards as are established by the Board. Any such bonus shall be determined and paid as promptly as practicable following the end of each fiscal year.

                  (c) Stock Options. The Board's Compensation Committee has approved the grant of 150,000 stock options to the Executive. As a result of the Compensation

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Committee's approval, the Company and the Executive are entering into a stock option agreement ("New Option Agreement"). The New Option Agreement shall be in the standard form used for options granted under the Company's 1998 Stock Option Plan, except that the New Option Agreement shall include the provisions described in Section 6(d). In the event that, for any reason (other than the Executive's refusal to sign the New Option Agreement), the New Option Agreement is not duly executed by the Company within 90 days following the date of this Agreement, then this Agreement shall become null and void, and the Executive's Employment Agreement dated October 13, 1998 shall control the rights, obligations and benefits of the Company and the Executive.

                  (d) The Board shall review the Executive's compensation as set forth in this Section 4 as soon as practicable at the end of the Company's fiscal year, and at least on an annual basis thereafter. In such review, the Board shall take into account the compensation of Chief Executive Officers of other companies which engage in similar business activities to those of the Company, the performance of the Company, the development of the Company's business and such other factors as the Board deems relevant. Based on such review, the Board may adjust the Executive's compensation as the Board shall determine. The Company shall not, however, reduce any part of the Executive's total compensation below its then current level without the advance written consent of the Executive.

                  (e) Vacation. During each complete twelve (12) month period of the Employment Term, the Executive shall be entitled to no fewer than three (3) weeks of paid vacation. For any period less than twelve (12) months, the Executive shall be entitled to a

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proportionate amount of vacation. The Executive shall be entitled to carry over to the next succeeding year one week of accrued but unused vacation from the immediately proceeding year.

                  (f) Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, including but not limited to health plans and other employee welfare benefit plans, with respect to which the Executive's position and tenure make him eligible to participate. Nothing in this Section 4(f) shall be construed to require the Company to maintain any particular employee benefit plans for its employees.

5.       REIMBURSEMENT OF EXPENSES

                  In addition to the compensation provided for under Section 4 hereof, upon submission of proper vouchers in accordance with the Company's expense reimbursement policies and procedures as may exist from time to time, the Company will reimburse the Executive for all normal and reasonable travel and other expenses incurred by the Executive during the Employment Term in performance of the Executive's responsibilities to the Company.

6.       TERMINATION BENEFITS

                  (a) Upon the termination of the Executive's employment with the Company for any reason, the Company shall, not later than the next regularly scheduled payroll date, pay to the Executive all Base Salary (and, to the extent the Company's then current severance policy provides therefor, accrued vacation) earned through the date of

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such termination. The Executive shall be entitled to the other payments and benefits described below only as each is expressly applicable to such termination of employment.

                  (b) In the event of any Termination without Cause, in the event the Executive's employment is terminated by the Company for Bad Performance, or in event the Executive's employment is terminated by the Executive for Good Reason, then, the Company shall, subject to the other provisions of this Section 6(b), continue, until the first anniversary of the date of such termination, to pay to the Executive the Base Salary, as if such termination of employment had not occurred. Such payments shall be conditioned on the Executive giving a general release to the Company and its affiliates in the form reasonably satisfactory to the Company, but the general release shall not be required to include a release of any of the Executive's claims with regard to any payment or other benefit due to him under this Agreement where the payment or other benefit has not been received by the Executive. In addition, the amount of such payments shall be reduced by the amount of any new compensation received by the Executive from any new employer for services rendered during such period. The Company also will give the Executive a general release, but the general release shall not be required to include a release of any claim of the Company with regard to any breach by the Executive of any provision of Section 7 or Section 8 of this Agreement, or of any claim arising from the dishonesty or other willful misconduct of the Executive.

                  (c) In the event that the Executive's employment is terminated as a result of a Merger Event, then the Company shall, subject to the other provisions of this Section 6(c) pay to the Executive twelve months of his then current Base Salary in a lump

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sum. Such payments shall be conditioned on the Executive giving a general release to the Company and its affiliates in the form reasonably satisfactory to the Company, but the general release shall not be required to include a release of any the Executive's claims with regard to any payment or other benefit due to him under this Agreement where the payment or other benefit has not been received by the Executive. The Company also will give the Executive a general release, but the general release shall not be required to include a release of any claim of the Company with regard to any breach by the Executive of any provision of Section 7 or Section 8 of this Agreement or of any claim arising from the dishonesty or other willful misconduct of the Executive.

                  (d) In the event (1) of any Termination without Cause, (2) the Executive's employment is terminated by the Executive for Good Reason or (3) the Executive's employment is terminated as a result of a Merger Event, then in any such case, (A) the Executive's stock options granted to him prior to the date of such termination shall continue to vest in accordance with the vesting schedule in effect with respect to such stock options prior to the date of such termination and the option agreements with respect to such stock options will so provide (with the existing option agreements with respect to stock options outstanding as of the date hereof being amended to so provide and the New Option Agreement with respect to the new stock options referred in Section 4(c) being executed in a form that will so provide), and (B) the Executive shall have the right to exercise any such stock options until the date that is thirty (30) days after the last such stock option vests. In the event the Executive's employment is terminated by the Company for Bad Performance, (x) the Executive's stock options granted to him prior to the date of this Agreement (and

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specifically excluding the stock options granted pursuant to Section 4(c)) shall continue to vest in accordance with the vesting schedule set forth in the New Option Agreement as referenced in Section 4(c), and the option agreements with respect to such options will be amended to so provide, and (y) the Executive shall have the right to exercise any such stock options referred to in clause
(x) above until the date that is thirty (30) days after the last such option vests.

7.       PROPRIETARY INFORMATION AND DEVELOPMENTS

                  (a) The Executive will not at any time, whether during or for a period of one (1) year after the termination of his employment for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing his duties as an employee of the Company, and the Executive shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, customer lists and details of its Internet web site or business relationships with banks, lenders and other parties not otherwise publicly available.

                  Further, the Executive agrees that during his employment he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature

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relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Executive further agrees that be shall not, after the termination of his employment for a period of one (1) year, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of his employment, the Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, at the Company's expense.

                  (b) If at any time or times during the Executive's employment, he shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith,
(ii) results from tasks assigned the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and

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the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments. The Executive hereby assigns any rights (including, but not limited to, any copyrights and trademarks) the Executive may have or acquire in the Developments and benefits or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

                  The Executive will, during his employment and at any time thereafter, at the request and cost (including the Executive's reasonable attorney's fees) of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and, its duly authorized agents may reasonably require:

                  (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection for any Developments in any country throughout the world and when so obtained or vested to renew and restore the same; and

                  (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous propose.

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                  In the event the Company is unable, after reasonable effort, to secure the Executive's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution, and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Executive.

8. NON-COMPETE; NON-HIRE

                  (a) The Executive agrees that, in the event of a Termination of Employment, for a period of one (1) year following such Termination of Employment, the Executive will not, without the Company's consent, directly or alone or as a partner, joint venturer, officer, director employee, consultant, agent, independent contractor or stockholder or other owner of any entity or business, engage in (i) any business involving Internet-based or company Internet-based loan origination or loan brokerage services or (ii) any other line of business that is engaged in by the Company (or with respect to which the Company has made preparations to engage) as of the date of such Termination of Employment; provided, however, that the ownership by the Executive of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the prohibitions of this Section 8(a).

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                  (b) The Executive agrees that, in the event of any Termination of Employment, for a period of one (1) year following such Termination of Employment, the Executive will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within his control) any other entity or business which employs the Executive or in which the Executive has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed by the Company as of the date of such Termination of Employment.

                  (c) The restrictions in this Section 8, to the extent applicable, shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                  (d) The parties hereby acknowledge that the restrictions in this Section 8 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions reasonably necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this
Section 8 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 8 is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

9.       RELIEF

                  The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 8 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which

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would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

10.      PARTIES BENEFITED; ASSIGNMENTS

                  This Agreement shall be binding upon, and inure to the benefit of, the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution. From and after consummation of any reorganization of the Company pursuant to which a new holding company structure is effected, all rights and obligations of the Company under this Agreement shall be assigned to and assumed by such new holding company.

11.      NOTICES

                  Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 12. Notices shall be deemed given when received.

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12.      GOVERNING LAW

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

13.      REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

                  The Executive represents and warrants to the Company that (a) the Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14.      MISCELLANEOUS

                  This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the

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application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.


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                  IN WITNESS WHEREOF, the parties have duly executed and
delivered this Agreement as of the date first written above.

                                   LENDINGTREE, INC.

                                   By:
                                      ------------------------------------------

                                   Name:
                                        ----------------------------------------

                                   Title:
                                         ---------------------------------------


                                   ---------------------------------------------
                                                 DOUGLAS R. LEBDA


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